SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 8, 2000



                            MAXX INTERNATIONAL, INC.

             (Exact name of registrant as specified in its charter)




           Utah                        000-26971                87-0284871
(State or other jurisdiction    (Commission File Number)     (I.R.S. Employer
      of incorporation)                                     Identification No.)

      c/o Solomon Broadcasting International, Inc.
           130 El Camino Drive, Beverly Hills                    90212
        (Address of principal executive offices)               (Zip Code)


Registrant's Telephone Number: (516) 827-5500

Item 5. Other Events.

     1. On July 6, 2000, the Consulting Agreement, dated June 27, 2000, with Doyle Capital Management, Inc., a Nevada corporation ("Doyle Capital Management") was rescinded. Thereafter, the Company entered into a Consulting Agreement with Walter Doyle, pursuant to which Mr. Doyle would provide consulting services to the Company with regard to overall management and potential acquisitions. As such, Mr. Doyle may periodically have significant influence over the Company's overall management.

     The above mentioned Consulting Agreement provides for the grant of an option to purchase 750,000 shares of the Company's common stock (the "Option"), at an exercise price of $0.50 per share. The Option expires upon the termination of the Agreement. The Agreement expires one (1) year from the date of the Agreement.

     2. On August 8, 2000, the Company entered into a Consulting Agreement with James Dean, pursuant to which Mr. Dean would assist the Company with regard to potential acquisitions, negotiations and shareholder relations.

     The above mentioned Consulting Agreement provides for the grant of an option to purchase 750,000 shares of the Company's common stock (the "Option"), at an exercise price of $0.50 per share. The Option expires upon the termination of the Agreement. The Agreement expires one (1) year from the date of the Agreement.




                                   SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, this 24th day of August, 2000.

                                MAXX INTERNATIONAL, INC.


                                By:             /s/ Adley Samson
                                   --------------------------------------------
                                        Adley Samson, Chief Financial Officer